forestindustries.com
             e-business solutions for the worldwide forest industry

                                  NEWS RELEASE

             FORESTINDUSTRY.COM SIGNS LETTER OF INTENT TO BUY CROW'S

Vancouver, BC August 22, 2000 - forestindustry.com, Inc. (OTC BB: FXCH), a Business to Business forest industry dedicated portal, is pleased to announce the signing of a Letter of Intent (LOI) to purchase C.C.Crow Publication, Inc. (Crow's) of Portland, Oregon.

Established in1921, Crow Publications in Portland, Oregon is the oldest market reporter in the nation's softwood industry. Crow's has a long standing established subscriber base for their seven weekly market reports, such as, Crow's Weekly Market Report of Lumber and Panel Prices, that is made available in either an on-line or mailed format. Crow's also publishes, monthly, Crow's Forest Industry Journal, a full-color trade journal directed toward the major issues facing the industry. Additional Crow's information can be viewed on their web site at http://www.crows.com/.

"We are extremely pleased with the confidence Mr. Frank Vetorino, President of C.C. Crow Publications, Inc., has in our ability to continue the Crow's legacy", said Joe Perraton, President of forestindustry.com, "forestindustry management is looking forward to not only being able to supply the crucial data required for the forest sector decision makers but also growing the Crow's publication, including its' on-line presence," said Perraton.

"Forestindustry.com has effectively demonstrated their commitment and dedication to serving the forest industry and building a strong and vibrant business. We are proud to be a part of a company that is leading the forest industry in information age," said Frank Vetorino, President of Crow's publications.

Forestindustry will be participating in The International Woodworking Machinery & Furniture Supply Fair - USA(R) trade show (IWF 2000) in Atlanta, Georgia (booth #B114) on August 24th through the 27th. The IWF is a biennial trade show, held in even numbered years in Atlanta, serving visitors from large production companies to small professional shops in the wood residential and contract furniture; cabinetry; upholstery; architectural woodwork; stock millwork; store fixtures; plastics fabricating; solid surface; metalworking applications for furniture manufacturing and general and specialty woodworking industries. More than 700,000 net square feet of exhibits will showcase more than 1,200 companies from around the world. For a link to the IWF 2000 site please go to http://www.iwf2000.com/.

forestindustry.com is a leading forest industry dedicated vertical community on the Internet. With a highly skilled team of e-business and forestry professionals, forestindustry.com has created an e-focused marketplace with the goal of streamlining the century old forest industry. forestindustry.com provides an online B2B website for the highly fragmented global forest industry.

For more information please contact:

                           Todd Hilditch, Vice President Corporate Relations Tel:1-800-615-3924
                           Email: thilditch@forestind.comWebsite:

www.forestindustry.comThis release includes statements that may constitute forward-looking statements pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Although forestindustry.com believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be met.